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                                                                   EXHIBIT 10.55

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                    -----------------------------------------

         This Amended and Restated Employment Agreement (the "Agreement") is entered into by and between Advanced Micro Devices, Inc. ("AMD") and Hector Ruiz ("Executive"). AMD and Executive may be referred to collectively in the Agreement as the "Parties."

         WHEREAS, AMD and Executive entered into that certain Employment Agreement dated January 13, 2000 (the "Original Employment Agreement"); and

         WHEREAS, the Original Employment Agreement was supplemented by that certain First Supplement to Employment Contract dated December 22, 2000, by and between the Parties, as such First Supplement to Employment Contract was subsequently amended by agreement of the Parties (such First Supplement to Employment Contract as amended being collectively referred to herein as the "Supplement"); and

         WHEREAS, AMD and Executive desire to amend and restate the Original Employment Agreement and the Supplement, and in connection therewith, to incorporate the provisions of the Original Employment Agreement, as amended and restated, and the Supplement, as amended and restated, into one agreement, all as hereinafter provided;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Parties agree as follows:

         1. Position. Executive will be employed by AMD as its President and
            --------
Chief Operating Officer, effective commencing upon the date of Executive's resignation from his immediately prior employer (the "Commencement Date"), reporting directly to W. J. Sanders III. During his AMD employment, Executive will also be a member of the Office of the CEO. Executive will be elected to the AMD Board of Directors at the first scheduled Board Meeting following the Commencement Date. During the term of his employment, Executive will be expected to devote his full working time and attention to the business of AMD, and he will not render services to any other business without the prior approval of the Board of Directors, or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of AMD. Notwithstanding the foregoing, Executive may remain a director of businesses with respect to which he is a director on the Commencement Date. Executive will also be expected to comply with and be bound by AMD's operating policies, procedures and practices that are from time to time in effect during the term of his employment.

         2. Base Salary. Executive's initial base annual salary will be
            -----------
$750,000, payable in accordance with AMD's normal payroll practices with such payroll deductions and withholdings as are required by law. Executive's base salary will be reviewed on an annual basis by the Compensation Committee of the Board of Directors and increased in April 2001 and from time to time thereafter, in the discretion of the Board of Directors.

          3. Bonus. Executive's bonus each year will be equal to 0.3% of AMD's
             -----
Adjusted Operating Profit ("AOP") for that fiscal year in excess of 20% of AMD's AOP for the

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immediately preceding fiscal year, subject to a maximum award of $5M in any year. Since AMD will report a loss for 1999, Executive's bonus for FY2000 will be equal to 0.3% of AOP for FY2000. AMD will guarantee that Executive's FY2000 bonus will be no less than $500,000.

         4.  Stock Options.
             -------------

                  a. On the Commencement Date, the Compensation Committee of the Board of Directors shall grant Executive a nonqualified stock option to purchase 1,000,000 shares of AMD common stock at an exercise price equal to the closing price of the common stock on the Commencement Date (the "Initial Option"), the schedule of which is attached as Exhibit A.
                                                                      ---------
         This Initial Option will vest and become exercisable over a four-year period, with 250,000 shares vesting and becoming exercisable on each anniversary of the Commencement Date.

                  b. Commencing in April 2001, Executive will be granted annually nonqualified stock options to purchase 250,000 shares of AMD common stock at an exercise price equal to the closing price of the common stock on the grant date (the "Additional Options"). These Additional Options will each vest in two equal annual installments such that Executive will vest in 250,000 shares of AMD common stock each year commencing in 2005.

         5.       Retirement Benefit Replacement.
                  ------------------------------

                  a. Lump Sum Benefit. On or before the time Executive attains
                     ----------------
         age 57 on December 25, 2002, AMD will provide him with a lump sum cash benefit of $3,727,020 (the "Retirement Benefit Amount" or "RBA"), which is estimated to be the current projected benefit available to Executive under the Motorola Executive Incentive Plan.

                  b. Payment of RBA to Executive.  The RBA will be paid as
                     ---------------------------
                  follows:

                     (i)   Establishment of Trust. Upon Executive's attainment
                           ----------------------
                    of age 55 in December of 2000, AMD will establish a secular trust in Executive's name (the "Trust") pursuant to a Trust Agreement for the Hector Ruiz/Advanced Micro Devices, Inc. Supplemental Retirement Benefit (the "Trust Agreement") among AMD, Executive and Wells Fargo Bank, N.A. ("Trustee").

                     (ii)  Partial Payment of RBA Into the Trust. In January of
                           -------------------------------------
                    2001, Executive shall have the right, without restriction, to receive a lump sum payment from AMD in the amount of $3,200,000, as partial payment of the RBA. Executive hereby directs that at such time, AMD, as Executive's agent, shall deposit such lump sum payment with the Trustee. Upon such deposit, such lump sum payment shall become the principal of the Trust under the Trust Agreement.

                                       2

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                           (iii) Payment of Entire RBA Amount. Payments to
                                 ----------------------------
                  Executive of the principal of the Trust and any income or earnings on amounts held in the Trust shall be made at such times and in such amounts as provided in the Trust Agreement. If after such payments have been made to Executive the aggregate amount of such payments is less than the RBA, AMD agrees to pay to Executive on the date of the last of such payments the amount of such deficiency, so that on such date Executive has received the total RBA.

                  c.       Reimbursement to Executive for Certain Tax
                           ------------------------------------------
          Liabilities. Within thirty (30) days after the end of each calendar
          -----------
          quarter of the calendar years 2001 and 2002 (each, a "Quarter"), AMD will pay directly to, or on behalf and for the benefit of, Executive an amount equal to the "Tax Reimbursement Payment" (as hereinafter defined) with respect to any amounts paid by AMD to the Trust during such Quarter (which amounts shall, in the case of the first calendar quarter of 2001, include, without limitation, the deposit made with the Trustee pursuant to Section 5(b)(ii)), any income or earnings during such Quarter on amounts held in the Trust, and/or any payments by AMD to Executive during such Quarter with respect to the RBA (collectively, the "Taxable Income Inclusion"). Any Tax Reimbursement Payment will be included in Executive's IRS Form W-2 for the year in which payment thereof is made to, or on behalf and for the benefit of, Executive. The schedule for the Tax Reimbursement Payments is:

                  April 30, 2001;
                  July 30, 2001;
                  October 30, 2001;
                  January 30, 2002;
                  April 30, 2002;
                  July 30, 2002;
                  October 30, 2002; and
                  January 30, 2003

                  The amount of a "Tax Reimbursement Payment" for a Quarter shall be equal to an amount equal to the excess of (i) an amount determined by dividing (A) the amount of the Taxable Income Inclusion for such Quarter, by (B) one minus the sum of the following expressed as a decimal: (I) the highest Federal individual marginal income tax rate for the calendar year which includes such Quarter, plus (II) the highest state individual marginal income tax rate to which such Taxable Income Inclusion is subject for the calendar year which includes such Quarter, plus (III) the Hospital (Medicare) Insurance tax rate under 3101(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or any corresponding successor statute, that is in effect for such Quarter, over (ii) the amount of such Taxable Income Inclusion.

                  d.       Amount Payable By Executive to AMD.  If Executive
                           ----------------------------------
         receives payments with respect to the RBA, including Tax Reimbursement Payments, whether from the Trust and/or AMD, prior to his attainment of age 57, and

                                       3

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         Executive's employment hereunder is terminated by AMD for "Cause" (as hereinafter defined), then Executive agrees to pay to AMD the amount of such payments, including any Tax Reimbursement Payments made directly to Executive or on his behalf, as follows: (i) to the extent such payment(s) is/are received by Executive on or before the date of such termination, Executive shall pay the amount of such paymen(s) to AMD within three business days after the date of such termination, and
         (ii) to the extent such payment(s) is/are received by Executive after the date of such termination, Executive shall pay the amount of such payment(s) to AMD within three business days after the date of such receipt. If Executive receives payment(s) from the Trust in excess of the RBA at his attainment of age 57, he agrees to pay to AMD within three business days of his receipt of such payment(s) an amount equal to such excess.

         6.  Other Benefits.  Executive will be entitled to the following
             --------------
         additional benefits:

                  a. Executive will be eligible for the normal vacation, health insurance, 401(k), Employee Stock Purchase Plan and other benefits offered to all AMD senior executives of similar rank and status.

                  b. Executive will be eligible for other employee benefits as set forth in Exhibit B of the Agreement.
                      ---------

         7.  At-Will Employment and Termination.  Executive's employment with
             ----------------------------------
AMD will be at-will and may be terminated by Executive or by AMD at any time for any reason as follows:

                  a. Executive may terminate his employment upon written notice to the Board of Directors within ten (10) days following a determination no later than December 31, 2001 by such Board of Directors that he will not become Chief Executive Officer of AMD following the Company's 2002 Annual Meeting (a "Specific Constructive Termination");

                  b. Executive may terminate his employment upon written notice to the Board of Directors at any time in his discretion. ("Voluntary Termination");

                  c. AMD may terminate Executive's employment upon written notice to him at any time following a determination by the Board of Directors that there is "Cause," as defined below, for such termination ("Termination for Cause"); or

                  d. AMD may terminate Executive's employment upon written notice to him at any time in the sole discretion of the Board of Directors without a determination that there is Cause for such termination ("Termination without Cause").

         8.  Definitions.  As used in this Agreement, the following terms have
             -----------
the following meanings:

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                  a. "Cause" means the termination of Executive's employment by
         AMD for repeated failure to perform assigned duties after being notified in writing of such failure with an opportunity to correct, or if Executive is determined by a court of law or pursuant to Section 13 below to have committed a willful act of embezzlement, fraud or dishonesty which resulted in material loss, material damage or material injury to AMD.

                  b. "Change in Control" means a change in control of a nature which would be required to be reported in response to Item 6(e) of
         Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") or in response to any other form or report to the Securities and Exchange Commission or any stock exchange on which AMD's shares are listed that requires the reporting of a change of control. In addition, a Change of Control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of AMD representing 35% or more of the combined voting power of AMD's then outstanding securities; or (ii) in any two year period, individuals who were members of AMD's Board of Directors at the beginning of such period plus each new director whose election or nomination for election was approved by at least two-thirds of the directors in office immediately prior to such election or nomination, cease for any reason to constitute at least a majority of the Board of Directors, or (iii) a majority of the members of the Board of Directors in office prior to the happening of any event and who are still in office after such event, determines in its sole discretion within one year after such event, that as a result of such event there has been a Change of Control.

         9. Separation Benefits. Upon termination of Executive's employment with
            -------------------
AMD for any reason, he will receive payment for all salary and vacation accrued but unpaid to the date of the termination of employment, and his benefits will be continued under AMD's then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances, Executive will also be entitled to receive severance benefits as set forth below, but he will not be entitled to any other compensation, award or damages with respect to his employment or termination of employment.

                  a. In the event of a Voluntary Termination or Termination for Cause, Executive will not be entitled to any cash severance benefits or additional vesting of options. Executive also will not be entitled to any Retirement Benefit Amount, provided that upon his Voluntary Termination following attainment of age 55, Executive will be entitled to (i) a lump sum payment of the Retirement Benefit Amount that would otherwise be payable to him upon his attaining age 57, and (ii) all Tax Reimbursement Payments provided for under Section 5 of this Agreement.

              b.           (i)   In the event of a Termination without Cause
         within three years of the Commencement Date, Executive will be entitled to (A) a single lump sum severance payment equal to one year of his current annual base salary (less applicable deductions and withholdings), (B) acceleration of the vesting and exercisability of that portion of his Initial Option that would have become vested within twelve months following his employment termination, (C) a lump sum payment of the Retirement Benefit Amount (regardless of his age on date of termination), otherwise payable to him at age 57, and (D) all Tax Reimbursement Payments provided for under Section 5 of this Agreement.

                           (ii) In the event of a Specific Constructive Termination, Executive will be entitled to (A) a single lump sum severance payment equal to two years of his current annual base salary (less applicable deductions and withholdings), (B) acceleration of the vesting and exercisability of that portion of his Initial Option that would have become vested within twenty-four months following notification that he would not become Chief Executive Officer of AMD,
         (C) a lump sum payment of the Retirement Benefit Amount (regardless of his age on date of termination), otherwise payable to him at age 57, and (D) all Tax Reimbursement Payments provided for under Section 5 of this Agreement.

                           (iii) In the event of a Constructive Termination or Termination without Cause in each case following a Change in Control, Executive will be entitled to (A) a single lump sum severance payment equal to the sum of (x) three years current annual base salary and (y) the average of his two highest bonuses in the five years preceding termination of employment (less applicable deductions and withholdings), (B) full acceleration of the vesting and exercisability of his Initial Option and any Additional Options, (C) a lump sum payment of the Retirement Benefit Amount (regardless of his age on date of termination), otherwise payable to him at age 57, and (D) all Tax Reimbursement Payments provided for under Section 5 of this Agreement. For purposes of this Section 9(b)(iii), "Constructive Termination" shall mean a resignation by Executive due to any diminution or adverse change in the circumstances of his employment as determined in good faith by Executive, including, without limitation, his reporting relationships, job description, duties, responsibilities, compensation, prerequisites, office or location of employment.

                  c. If all or any portion of the amounts payable to Executive on his behalf under this Agreement or otherwise are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (or similar state tax and/or assessment), AMD shall pay to Executive an amount necessary to place him in the same after-tax position as he would have been in had no such excise tax been imposed. The amount payable pursuant to the preceding sentence shall be increased to the extent necessary to pay income and excise taxes due on such amount. The determination of the amount of any such tax indemnity shall be made by the independent accounting firm employed by AMD immediately prior to the Change of Control.

                  d. No payments due to Executive under this Section 9 shall be subject to mitigation or offset.

         10. Restoration Payments. AMD will work with Executive and Motorola
             --------------------
senior management to avoid any forfeiture of Executive's 1999 Annual Bonus from Motorola and to avoid any forfeiture of any gains attributable to Executive's 46,667 vested Motorola stock options.

                  a. In the event Executive forfeits any portion of his Motorola 1999 Annual Bonus, AMD will pay an equivalent amount to him (not to exceed $500,000) on the date Executive provides evidence of such forfeiture.

                  b. In the event Executive forfeits any gains attributable to his 46,667 vested Motorola stock options, AMD will pay an amount to him equal to the lesser of (i) the aggregate amount of the forfeiture by him of such gains or (ii) the aggregate spread on shares subject to the option based on the difference between $52 per share and the closing price of Motorola common stock on the New York Stock Exchange on the Commencement Date, in either case on the date Executive provides evidence of such forfeiture.

                  c. Executive shall be required to make reasonable efforts (including, but not limited to, at the request of AMD after consultation with him, commencement of litigation for which AMD will pay reasonable costs) to avoid the above forfeitures or to reinstate any forfeited benefits, and he shall be required to reimburse AMD if such amounts are subsequently reinstated by Motorola.

                  d. In the event of a Voluntary Termination or Termination for Cause within two years of the Commencement Date, Executive shall be required to repay the full amount of any payments by AMD pursuant to this Section 10.

         11. Confidential Information and Invention Assignment Agreement. Upon
             -----------------------------------------------------------
Executive's commencement of employment with AMD, he will be required to sign AMD's standard form of Nondisclosure Agreement to protect AMD's confidential information and intellectual property.

         12. Nonsolicitation. During the term of Executive's employment with AMD
             ---------------
and for one year thereafter, he will not, on behalf of himself or any third party, solicit or attempt to induce any employee of AMD to terminate his or her employment with AMD.

         13. Arbitration. The Parties agree that any dispute regarding the
             -----------
interpretation or enforcement of this Agreement shall be decided by confidential, final and binding arbitration conducted in Austin, Texas by Judicial Arbitration and Mediation Services under the then existing rules, rather than by litigation in court trial by jury, administrative proceeding or in any other forum.

         14.  Miscellaneous.
              -------------

                  a.  Absence of Conflicts.  Executive represents that upon the
                      --------------------
         Commencement Date, his performance of his duties under this Agreement will not breach any other agreement as to which he is a party.

                  b.  Successors. This Agreement is binding on and may be
                      ----------
         enforced by AMD and its successors and assigns, and is binding on and may be enforced by Executive and his heirs and legal representatives. Any successors to AMD or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of AMD's obligations under this Agreement.

                  c.  Notices. Notices under this Agreement must be in writing
                      -------
         and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Executive will be addressed to him at the home address that he will have most recently communicated to AMD in writing. Notices to AMD will be addressed to its General Counsel at AMD's corporate headquarters.

                  d.  Waiver. No provision of this Agreement will be modified or
                      ------
         waived except in writing signed by Executive and an officer of AMD duly authorized by its Board of Directors. No waiver by either of the Parties of any breach of this Agreement will be considered a waiver of any other breach of this Agreement.

                  e.  Entire Agreement. This Agreement, including the attached
                      ----------------
         exhibits, and the Trust Agreement represent the entire agreement between the Parties concerning the subject matter of Executive's employment by AMD and supersedes and incorporates any and all prior agreements, both written or oral, including but not limited to the Original Employment Agreement and the Supplement.

                  f.  Governing Law.  This Agreement will be governed by the
                      -------------
laws of the State of California without reference to conflict of laws provisions.

                  g.  Counterparts.  This Agreement may be signed in
                      ------------
         counterparts, and the counterparts, when taken together, shall constitute a complete document.

         IN WITNESS WHEREOF, AMD and Executive have executed this Agreement on the dates shown below, but effective as of January 13, 2000,

ADVANCED MICRO DEVICES, INC.

By:      /s/ Stan Winvick
     ----------------------
         Stan Winvick
Its Senior Vice President, Human Resources

Dated:         9/10/01
         ------------------


HECTOR RUIZ

By:      /s/ Hector Ruiz
     ----------------------
         Hector Ruiz

Dated:        9/19/01
         ------------------

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